Exhibit 23.1   Consent of Coopers & Lybrand, LLP

     CONSENT OF INDEPENDENT ACCOUNTANTS We consent to the incorporation by reference in this annual report on Form 10-K of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated April ___, 1998, on our audits of the consolidated financial statements and financial statement schedule of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in the registration statements on Form S-3 (SEC File Nos. 33-71272 and 333-00799) and Form S-1 (SEC File No. 333-45023) of Saba Petroleum Company filed with the Securities and Exchange commission pursuant to the Securities Act of 1933.
COOPERS & LYBRAND
Los Angeles, California
April ___, 1998